Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

CenturyTel, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-91361 and No. 333-157188) on Form S-3, the Registration Statements (No. 33-60061, No. 333-160391, No. 333-37148, No. 333-60806, No. 333-150157, No. 333-124854 and No. 333-150188) on Form S-8, and the Registration Statements (No. 33-48956, No. 333-17015 and No. 333-155521) on Form S-4 of CenturyTel, Inc. of our reports dated March 1, 2010, with respect to the consolidated balance sheets of CenturyTel, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, comprehensive income, cash flows, and stockholders’ equity for each of the years in the three-year period ended December 31, 2009, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of CenturyTel, Inc.

Our report on the consolidated financial statements includes an explanatory paragraph regarding CenturyTel, Inc.’s change in the method of accounting for business combinations, non-controlling interests and earnings per share in 2009 and for uncertain tax positions in 2007.

/s/ KPMG LLP

March 1, 2010